UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 27, 2005 (June 21, 2005)

Date of Report (date of earliest event reported)

Overstock.com, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-49799	87-0634302
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121

(Address of principal executive offices)

(801) 947-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 21, 2005, Overstock.com, Inc. (the “Company”) signed a Fifth Amendment (the “Amendment”) to a Credit Agreement dated February 13, 2004 with Wells Fargo Bank, National Association (the “Bank”).  The Amendment decreases the aggregate amount available under the facility from $30 million to $20 million, and decreases the amount of the cash balance the Company is required to maintain with the Bank to $21.1 million.  The Company maintains its primary depository and operating accounts at the Bank.

As part of the Amendment, the Company executed a promissory note (the “Note”) to the Bank for $20.0 million, or so much thereof as may be advanced and outstanding, and the previously outstanding $30 million promissory note was cancelled.  Interest on borrowings under the Note is payable monthly and accrues at either (i) one-half of one percentage point (0.50%) above LIBOR in effect on the first day or an applicable Fixed Rate Term, or (ii) at a fluctuating rate per annum determined by the Bank to be one half a percent (0.50%) above daily LIBOR in effect on each business day a change in daily LIBOR is announced by the Bank. Unpaid principal, together with accrued and unpaid interest is due on the maturity date, December 31, 2005. Borrowings under the facility are collateralized by the Company’s cash accounts described above.

The Amendment permits the Company to continue to procure letters of credit from time to time under the facility. The aggregate amount of all outstanding letters of credit shall not exceed $15.0 million.

Certain of our officers and directors have banking relationships with Wells Fargo Bank.

The Credit Agreement and Note are filed as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

99.1	Fifth Amendment to Credit Agreement.
99.2	First Modification to Promissory Note.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSTOCK.COM, INC.

By:	/s/ David K. Chidester
David K. Chidester
Senior Vice President, Finance

Date:	June 27, 2005